EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BY AND AMONG
AIRX INTERMEDIATE, INC.
as the Company
AIRX MIDCO, LLC
as the Seller
AND
THOR INDUSTRIES, INC.
as Parent
DATED AS OF SEPTEMBER 1, 2021

SCHEDULES

Schedule 1.1(a)    -    Current Income Tax Liability Amount
Schedule 1.1(b)    -    Permitted Liens
Schedule 3.2        -    Capitalization of the AirX Group Companies
Schedule 3.4         -    No Conflict
Schedule 3.5        -    Governmental Authorities; Consents
Schedule 3.7(a)    -    Capitalization of Subsidiaries
Schedule 3.7(b)    -    Company Subsidiary Securities
Schedule 3.8        -    Company Financial Statements
Schedule 3.9        -    Undisclosed Liabilities
Schedule 3.10        -    Litigation
Schedule 3.12(a)    -    Material Contracts
Schedule 3.12(b)    -    Severance Policy
Schedule 3.13(a)    -    Company Benefit Plans
Schedule 3.13(g)    -    Employee Plans
Schedule 3.13(h)    -    Employee Plans
Schedule 3.13(i)    -    Employee Plans
Schedule 3.13(j)    -    Employee Plans
Schedule 3.14        -    Labor Matters
Schedule 3.16        -    Insurance
Schedule 3.19(a)    -    Owned Real Property
Schedule 3.19(b)    -    Leased Real Property
Schedule 3.20        -    Intellectual Property
Schedule 3.24        -    Related Party Transactions
Schedule 5.4        -    Consents and Approvals; No Violations

EXHIBITS

Exhibit A        -    Example Working Capital Statement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 1, 2021 is made by and among AirX Intermediate, Inc., a Delaware corporation (the “Company”), AirX MidCo, LLC, a Delaware limited liability company (“Seller”), and Thor Industries, Inc., a Delaware corporation (“Parent”). The Company, Seller, and Parent shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, Seller owns all of the outstanding shares of the Company.
WHEREAS, subject to the terms and conditions herein, Seller will sell and assign to Parent, and Parent will purchase and acquire from Seller, one hundred percent (100%) of the issued and outstanding shares of common stock of the Company, par value of $0.01 per share (the “Purchased Shares”).
WHEREAS, the respective boards of directors of Parent and the Company, and the sole member of Seller, have approved and declared advisable the purchase and sale of the Purchased Shares, upon the terms and subject to the conditions of this Agreement, and have approved and adopted this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“2021 Pre-Closing Stub Period” means any Taxable period of an AirX Group Company that ends on the Closing Date.
“2021 Pre-Closing Stub Income Tax Return” has the meaning set forth in Section 6.1(a)(ii).
“ACS” has the meaning set forth in Section 2.8.
“Accounting Firm” has the meaning set forth in Section 2.3(b)(ii)(B).
“Action” means any action, suit or legal, administrative or arbitral proceeding or investigation before any Governmental Entity.
“Actual Fraud” means, with respect to any Party, an actual and intentional common law fraud under applicable Delaware law with respect to the making of the representations and warranties in Article 3 (in the case of the Company), Article 4 (in the case of the Seller) or Article 5 (in the case of Parent); provided that “Actual Fraud” does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, constructive fraud or other claims based on constructive knowledge, negligence, equitable fraud, or similar theories.
“Adjustment Time” means 12:01 a.m. New York, New York time on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, Affiliates of the AirX Group Companies do not include Bassano Pressing S.r.l., which is a joint venture with Dometic Italy, S.r.l.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“AirX Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).
“Ancillary Documents” has the meaning set forth in Section 3.3.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Cash and Cash Equivalents” means with respect to any Person as of any time, the sum of the book value (expressed in United States dollars) of all of such Person’s cash on hand and cash equivalents (including marketable securities and other short term investments) (including cash deposits in transit and inbound ACH transactions and other inbound wire transfers from any Person that is not an AirX Group Company, but net of written checks or money orders and outbound ACH transactions and other outbound wire transfers to any Person that is not an AirX Group Company).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Cleer Vision Agreement” means that certain Membership Interest Purchase Agreement, dated as of March 5, 2021 by and Among Airxcel, Inc. and Cleer Vision Windows, Inc. and the other parties thereto.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the AirX Group Companies as of the Adjustment Time.
“Closing Indebtedness” means the aggregate amount of (i) Indebtedness of the AirX Group Companies as of the Adjustment Time, plus (ii) $1,511,935.00 (which amount represents the mutually agreed liability associated with the Suburban Manufacturing Company Pension Plans), plus (iii) $937,020.62 (which amount represents the mutually agreed liability with respect to certain tax compliance and related costs).
“Closing Statement” has the meaning set forth in Section 2.3(b)(ii)(A).
“Closing Working Capital” means an amount equal to (i) those specific line items designated as current assets on the Example Working Capital Statement of the AirX Group Companies as of the Adjustment Time (excluding Closing Cash and any income or deferred Tax assets), minus (ii) those specific line items designated as current liabilities on the Example Working Capital Statement of the AirX Group Companies as of the Adjustment Time (excluding Closing Indebtedness, Company Expenses, Intercompany Receivables Amount, Intercompany Payables Amount and any income or deferred Tax liabilities). A calculation of Closing Working Capital as of July 31, 2021 is included in Exhibit A attached hereto (the “Example Working Capital Statement”).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Benefit Plan” has the meaning set forth in Section 3.13.
“Company Confidential Information” means all confidential and proprietary information with respect to the Purchased Business or the AirX Group Companies to the extent such information is not required to be disclosed by Law or compelled to be disclosed by any Governmental Entity. For purposes of this Agreement, and notwithstanding anything to the contrary in this definition, “Company Confidential Information” shall not include any information that (a) was in the public domain at the time of disclosure or becomes part of the public domain thereafter, in each instance through no violation of this Agreement by Seller, (b) is or becomes available to Seller, its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than Parent and its Affiliates, provided that such source is not known by Seller to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Parent or its Affiliates with respect to such information or (c) is independently developed or acquired by or on behalf of Seller or any of its Affiliates after the Closing Date without use of or reference to Company Confidential Information. Notwithstanding anything to the contrary herein, “Company Confidential Information” shall not include (x) any information to the extent pertaining to the Seller or its Affiliates (other than the AirX Group Companies) or the Retained Business or (y) any Residual Information.
“Company Expenses” means, without duplication, all of the unpaid fees and expenses incurred by or on behalf of the AirX Group Companies in connection with the transactions contemplated hereunder including (i) the fees and expenses of investment bankers, lawyers, accountants and other professional advisors, and (ii) any success, change of control or similar bonuses payable to any employee or director solely due to the consummation of the transactions contemplated hereunder, together with the employer portion of all payroll or similar Taxes due thereon.
“Company Fundamental Representations” the representations and warranties of the Company set forth in Section 3.1 (Organization; Good Standing; Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.6 (Current Capitalization) and Section 3.23 (Brokers’ Fees).
“Company Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of the AirX Group Companies, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless, with respect to any matter described in the following clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), such matter has a material and disproportionate effect on the AirX Group Companies relative to other comparable businesses operating in the industry in which the AirX Group Companies operate), and then only to the extent of such material and disproportionate effect: (i) conditions affecting the United States economy generally; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions; (iii) change in geopolitical conditions, public health event, pandemic (including COVID-19), epidemic, disease outbreak or other force majeure events, in each case, including any worsening thereof; (iv) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, currency, financial, commodities, securities or banking markets); (v) changes in accounting standards or principles (including GAAP); (vi) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vii) any change that is generally applicable to the industries or markets in which the AirX Group Companies operate; (viii) the public announcement of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the AirX Group Companies; (ix) any failure by the AirX Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account unless otherwise provided herein); or (x) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated April 2021, by and between AirX Midco Holdings, LLC and Thor Industries, Inc.
“Contingent Payment Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to hold the Contingent Payment Escrow Funds.

“Contingent Payment Escrow Amount” means $7,000,000.
“Contingent Payment Escrow Funds” means, at any time, the portion of the Contingent Payment Escrow Amount then remaining in the Contingent Payment Escrow Account plus all interest (if any) or other amounts earned thereon (if any).
“Contingent Payment Final Payment Amount” has the meaning set forth in Section 2.6(c).
“Contingent Payment Obligation” means the obligations of Airxcel, Inc. set forth in Section 1.4 of the Cleer Vision Agreement.
“Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture or other obligation.
“Controlling Party” has the meaning set forth in Section 6.1(c).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, restrictions, guidelines, responses or recommendations, in each case, enacted by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group in connection with or in response to COVID-19.
“Credit Facilities” means the (i) First Lien Credit Agreement, dated as of dated as of April 27, 2018, among Airxcel, Inc., as a borrower, Marvair, Inc., as a borrower, AirX Midco Holdings, LLC, as Holdings, Jefferies Finance LLC, as agent and the other parties thereto, (ii) Second Lien Credit Agreement, dated as of dated as of April 27, 2018, among Airxcel, Inc., as a borrower, Marvair, Inc., as a borrower, AirX Midco Holdings, LLC, as Holdings, Morgan Stanley Senior Funding, Inc., as administrative agent and the other parties thereto, and (iii) ABL Credit Agreement, dated as of dated as of April 27, 2018, among Airxcel, Inc., as a borrower, Marvair, Inc., as a borrower, AirX Midco Holdings, LLC, as Holdings, Citizens Bank, N.A., as agent and the other parties thereto, in each case, as amended restated or otherwise modified from time to time.
“Current Income Tax Liability Amount” means an amount (which shall not be less than zero) equal to the excess, if any, of the aggregate current income Tax liabilities over the aggregate current income Tax receivables of the AirX Group Companies on a combined basis attributable to any Pre-Closing Tax Period that ends before or on the Closing Date, in each case, for which a Tax Return is first due (including extensions) after the Closing Date. The calculation of the Current Income Tax Liability Amount shall (i) exclude any deferred Tax liabilities or deferred Tax assets, (ii) assume that the current Tax period of the AirX Group Companies ends on the Closing Date, (iii) take into account the Transaction Tax Deductions, (iv) take into account any estimated income Tax payments and overpayments of income Taxes, (v) notwithstanding clauses (iii) and (iv), not reflect in the aggregate a net income tax refund (which are the subject of Section 6.1(b)(i)), and (vi) be computed in accordance with the past practice of the AirX Group Companies and solely in respect of those jurisdictions in which the AirX Group Companies have historically filed income Tax Returns. Schedule 1.1(a) sets forth the Company’s reasonable estimate of such amounts, detailing the components of such computation by taxpayer, tax type, jurisdiction and tax year, as of August 31, 2021.
“D&O Indemnitees” has the meaning set forth in Section 6.2(a).
“D&O Indemnitors” has the meaning set forth in Section 6.2(b).
“Debt Payoff Recipients” has the meaning set forth in Section 2.4.
“Enforceability Exceptions” has the meaning set forth in Section 3.3.
“Environmental Laws” means all applicable laws, regulations, codes, ordinances and orders of all Governmental Entities, in each case concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.
“ERISA” has the meaning set forth in Section 3.13(a).
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among the Escrow Agent, Parent and Seller.
“Estimated Closing Statement” has the meaning set forth in Section 2.3(b)(i).
“Estimated Purchase Price” has the meaning set forth in Section 2.3(b)(i).
“Final Purchase Price” has the meaning set forth in Section 2.3(b)(ii)(D).
“Financial Statements” has the meaning set forth in Section 3.8.
“Fundamental Representations” means, collectively, the Seller Fundamental Representations, the Company Fundamental Representations, and the Parent Fundamental Representations.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasigovernmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or

(iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral tribunal.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws, including petroleum, asbestos, or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, with respect to the AirX Group Companies, any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of such Person consisting of (i) indebtedness for borrowed money (including, with respect to the AirX Group Companies, amounts due and owing under the Credit Facilities and amounts due and owing under any capital leases), (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) amounts owing as deferred purchase price for property or services (including all earn-outs and seller notes for the maximum amount potentially owed) (other than the Contingent Payment Obligation), (iv) the net position (which may be positive or negative) under any swaps, forward contracts, futures or other hedging arrangements, including any breakage costs associated therewith (for the avoidance of doubt, arrangements that are in a net asset position shall reduce Indebtedness and those that are in a net liability position shall increase Indebtedness), (v) any unfunded or underfunded retiree medical benefits (and for the avoidance of doubt, excluding any obligations under Section 4980B of the Code), (vi) obligations for accrued but unpaid severance benefits or separation obligations; (vii) management fees, expenses or any other amounts due to AirX Midco, LLC or L Catterton (to the extent not included elsewhere and without duplication), (viii) any deferred payroll taxes including any deferred payroll taxes under the Coronavirus, Aid, Relief and Economic Security Act (CARES Act); and (ix) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (i) through (viii) and (b) with respect to the AirX Group Companies, the Current Income Tax Liability Amount. Notwithstanding the foregoing, “Indebtedness” shall not include any (w) amounts related to the Suburban Manufacturing Company Pension Plans, (v) amounts included in Intercompany Payables Amount, (w) undrawn letters of credit (including, with respect to the AirX Group Companies, any that are outstanding under the Credit Facilities), (x) obligations under operating leases (Parent may not classify any lease that was classified by the Company as an operating lease prior to Closing as a capital lease), (y) amounts included as Company Expenses or (z) amounts related to the Contingent Payment Obligation.
“Indemnified Party” has the meaning set forth in Section 7.3(a).
“Intellectual Property Rights” means all (i) patents and patent applications, along with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks and trade names, all goodwill associated therewith, and all registrations and applications therefor, (iii) copyrights and all registrations and applications therefor, (iv) Internet domain names and (v) trade secrets, including any of the foregoing rights in software.
“Intercompany Note” means that certain Loan Agreement, dated as of April 30, 2021, between AirX Intermediate, Inc., as Lender, and Airxcel HVAC Holdings, Inc., as Borrower.
“Intercompany Net Adjustment Amount” means an amount (which is positive) equal to the Intercompany Receivables Amount, less the Intercompany Payables Amount. For avoidance of doubt, if the Intercompany Payables Amount is greater than the Intercompany Receivables Amount, the Intercompany net Adjustment Amount shall be $0.
“Intercompany Payables Amount” means the aggregate amount payable by the Company and its subsidiaries to the Seller and its subsidiaries (other than the Company and its subsidiaries) as of the Adjustment Time, including intercompany trade payables.
“Intercompany Receivables Amount” means the aggregate amount (including notes and other borrowings) receivable by the Company and its subsidiaries from the Seller or any of its subsidiaries (other than the Company and its subsidiaries) as of the Adjustment Time, including under intercompany trade receivables and under the Intercompany Note and any other loans, on-lending or financing arrangements.
“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable due inquiry, of Jeff Rutherford, Debi Jones, Anthony Wollschlager, Art Klee and Rob Leach (none of whom will have personal liability regarding such knowledge).
“Latest AirX Balance Sheet” has the meaning set forth in Section 3.8(a).
“Law” means any federal, state, local, foreign or supranational law, act, statute, code, regulation, ordinance, code, rule, mandate, order, or regulation promulgated by any Governmental Entity.
“Lease” has the meaning set forth in Section 3.19(a).
“Leased Real Property” has the meaning set forth in Section 3.19(b).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, “Lien” shall not be deemed to include (i) any license of Intellectual Property Rights or (ii) any restriction on transfer under applicable securities Laws or the Organizational Documents of the applicable Person.
“Loss” has the meaning set forth in Section 7.2(a).
“Material Contracts” has the meaning set forth in Section 3.12(b).
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“New Plans” has the meaning set forth in Section 6.4.

“Notice of Claim” means a written notice that specifies the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether such Losses are liquidated in nature.
“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(ii)(B).
“Order” means any outstanding order, judgment, writ, injunction, stipulation, award or decree by a Governmental Entity.
“Organizational Documents” means (a) with respect to a corporation, the charter, Articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the Articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Fundamental Representations” the representations and warranties of Parent set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.5 (Brokers).
“Parties” and “Party” each has the meaning set forth in the introductory paragraph to this Agreement.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that are of public record and that do not materially interfere with the AirX Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the AirX Group Companies under the Credit Facilities, (v) Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the AirX Group Companies, (vii) matters that would be disclosed by an accurate survey or inspection of the real property, (viii) Liens which would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, and (ix) Liens described on Schedule 1.1(b).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing NOL” has the meaning set forth in Section 6.1(b)(i).
“Pre-Closing Tax Period” means any Taxable period (or portion thereof) that ends on or before the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.3(a).
“Purchased Business” means the manufacturing and sale of any products sold by the AirX Group Companies on the date hereof in the recreational vehicle market.
“Purchased Shares” has the meaning set forth in the Recitals.
“Purchaser Indemnitee” has the meaning set forth in Section 7.2(a).
“R&W Insurance Policy” means that certain buyerside representations and warranties insurance policy (including all exhibits, annexes and endorsements thereto) to be issued by VALE Insurance Partners, LLC. The cost and expense of the R&W Insurance Policy shall be paid by the Parent.
“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, auditors, financial advisors, engineers, consultants, advisors or other representatives.
“Residual Information” means the ideas, skills, information and experience that would be retained in the unaided memory of an ordinary person skilled in the art as a result of such person’s access to, use, review, evaluation, or testing of any confidential or proprietary information. A Person’s memory is unaided if such Person has not intentionally memorized the confidential information for the purpose of retaining and subsequently using, disclosing, furnishing or making available such confidential information.
“Responsible Party” has the meaning set forth in Section 7.3(a).
“Retained Business” means the business of Seller and its Subsidiaries (other than the AirX Group Companies) as conducted on the Closing Date or contemplated to be conducted thereafter.
“Schedules” means the disclosure schedules to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Confidential Information” means all confidential and proprietary information with respect to the Retained Business or Seller and its Affiliates (other than AirX Group Companies) to the extent such information is not required to be disclosed by Law or compelled to be disclosed by any Governmental Entity. For purposes of this Agreement, and notwithstanding anything to the contrary in this definition, “Seller Confidential Information” shall not include any information that (a) was in the public domain at the time of disclosure or becomes part of the public domain thereafter, in each instance through no violation of this Agreement by Parent, (b) is or becomes available to Parent, its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than Seller and its Affiliates (other than AirX Group Companies), provided that such source is not known by Parent to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or its Affiliates (other than AirX Group Companies) with respect to such information or (c) is independently developed or acquired by or on behalf of Parent or any of its Affiliates after the Closing Date without use of or reference to Seller Confidential Information. Notwithstanding anything to the contrary herein, “Seller Confidential Information” shall not include (x) any information to the extent pertaining to the AirX Group Companies or the Purchased Business or (y) any Residual Information.
“Seller Fundamental Representations” the representations and warranties of Seller set forth in Section 4.1 (Organization; Good Standing; Qualification), Section 4.2 (Due Authorization), Section 4.3 (Title to Acquired Interest) and Section 4.6 (Brokers’ Fees).
“Seller Indemnitee” has the meaning set forth in Section 7.2(b).
“Seller Refund” has the meaning set forth in Section 6.1(b).
“Specified Tax Matter” means the deduction for U.S. federal income tax purposes claimed by the Company or its Subsidiaries on their Tax Return for the taxable period ending on April 27, 2018 in respect of previously capitalized transaction costs relating to ownership of Airxcel, Inc. by Bruckmann, Rosser, Sherrill & Co.
“Specified Tax Proceeding” has the meaning set forth in Section 6.1(c).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, Subsidiaries of the AirX Group Companies do not include Bassano Pressing S.r.l., which is a joint venture with Dometic Italy, S.r.l.
“Suburban Manufacturing Company Pension Plans” means the Suburban Manufacturing Company Retirement Plan (as amended and restated Effective May 1, 2015) and the Suburban Manufacturing Company Retirement Plan for Bargaining Employees (as Amended and Restated Effective May 1, 2015).
“Target Working Capital” means $21,668,166.88.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties in respect of the foregoing.
“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.
“Tax Claim” has the meaning set forth in Section 6.1(c).
“Tax Return” means all tax returns, information returns, statements, forms, filings and reports filed or required to be filed in respect of any Tax, including any schedules and attachments thereto and any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.3(a).
“Transaction Tax Deductions” means all items of deduction to the extent that such items are deductible by an AirX Group Company for U.S. federal income Tax purposes and result from or are attributable to (a) the Company Expenses (regardless of whether such items remain unpaid as of immediately prior to the Closing), (b) any (x) payment of compensation that arises from or in connection with any of the transactions contemplated by this Agreement, (y) vesting of compensation or property that arises from or in connection with any of the transactions contemplated by this Agreement and (z) any employment taxes arising in connection therewith and (c) the repayment of Closing Indebtedness (other than the Current Income Tax Liability Amount) at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become deductible as a result thereof). For this purpose, the Parties agree to assume that seventy percent (70%) of any “success-based fees” described in Notice 2011-29 are deductible.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
“Transition Services Agreement” means that certain transition services agreement, dated as of the date hereof, by and between Parent and Seller.
“Treasury Regulations” means the regulations promulgated under the Code.
ARTICLE 2
SALE AND PURCHASE
Section 2.1Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Parent (or its designated Affiliate), and Parent (or its designated Affiliate) shall purchase and acquire from Seller, the Purchased Shares, free and clear of all Liens.

Section 2.2Closing. The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at 8:00 a.m., New York, New York time, on the date hereof (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022.
Section 2.3Purchase Price.
(a)Purchase Price. The aggregate Purchase Price to be paid hereunder in respect of the Purchased Shares (the “Purchase Price”) shall equal an amount in cash equal to $750,000,000, less (A) the amount of Closing Indebtedness, less (B) the amount of Company Expenses, plus (C) the amount, if any, by which Closing Working Capital is greater than Target Working Capital, less (D) the amount, if any, by which Closing Working Capital is less than Target Working Capital, plus (E) Closing Cash, plus (F) the Intercompany Net Adjustment Amount. The Purchase Price shall be estimated and finally determined pursuant to Section 2.3(b). The Purchase Price shall be paid as and when described herein.
(b)Determination of Purchase Price. The Purchase Price shall be estimated and finally determined as follows:
(i)Closing Date Estimate. The Company prepared and delivered to Parent, prior to the Closing Date, a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of the amounts of Closing Indebtedness, Closing Working Capital, Closing Cash, Company Expenses and the Intercompany Net Adjustment Amount, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates. The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein have been prepared and calculated in accordance with Section 2.3(c).
(ii)Post-Closing Adjustment.
(A)Parent shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to Seller, a statement (the “Closing Statement”) containing the actual amounts of Closing Indebtedness, Closing Working Capital, Closing Cash, Company Expenses, and the Intercompany Net Adjustment Amount, together with a calculation of the Purchase Price based on such amounts and such schedules and data with respect to the determination thereof as is reasonably necessary to support such Closing Statement; further, in the event Parent proposes any changes to the Working Capital Target or the line items of Closing Working Capital pursuant to Section 2.3(c), then the Closing Statement shall also provide reasoned explanations for such changes and supporting details (for the avoidance of doubt, Seller may dispute any such changes pursuant to the procedures below). The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.3(c).

(B)If Seller disagrees in whole or in part with the Closing Statement, then within forty-five (45) days after its receipt of the Closing Statement, Seller shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. Any items not specifically disputed in the Notice of Disagreement Notice shall be final, binding and conclusive for all purposes hereunder unless the resolution of a disputed item affects an undisputed item, in which case such undisputed item shall remain open and be considered a disputed item to the extent of such corresponding effect. Parent and Seller shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disputed items prior to engaging the Accounting Firm. During such fifteen (15) day period, Parent and Seller shall cooperate with each other and shall have reasonable access to the personnel, books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Purchase Price and disputed items. All disputed items agreed to during such fifteen (15) day period shall be final, conclusive and binding on the Parties and not subject to further appeal. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Parent (and any of its Representatives) and Seller (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If, at the end of such period, Parent and Seller are unable to resolve all such disputed items, then any such remaining disputed items shall be referred to KPMG (or, if KPMG is unwilling or unable to provide such services, an independent, nationally recognized firm capable of serving as an accounting expert acceptable to Parent and Seller) (the “Accounting Firm”). Parent and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.3(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and in any event within sixty (60) days from the date that the dispute is submitted to it), whether the Purchase Price as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it must not assign a value to a disputed item that is (x) greater than the greatest value for such item claimed by either the Parent or the Seller or (y) less than the smallest value for such item claimed by either the Parent or the Seller. Parent, the Company and Seller shall each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties, absent fraud or manifest error.

(C)The costs and expenses of the Accounting Firm shall be borne by (i) Parent in the proportion that (A) the aggregate dollar amount of the disputed items that are resolved in favor of Seller bears to (B) the aggregate dollar amount of the disputed items submitted to the Accounting Firm; and (ii) Seller in the proportion that (A) the aggregate dollar amount of the disputed items that are resolved in favor of Parent bears to (B) the aggregate dollar amount of the disputed items submitted to the Accounting Firm, in each case, as finally determined by the Accounting Firm. Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.3(b)(ii).
(D)After the Purchase Price has been finally determined in accordance with this Section 2.3(b)(ii) (the Purchase Price as so determined being referred to herein as the “Final Purchase Price”), the following payments shall be made:
(1)If the Final Purchase Price exceeds the Estimated Purchase Price, then (x) Parent shall, or shall cause the Company to, pay an amount in cash to Seller equal to the excess of the Final Purchase Price over the Estimated Purchase Price.
(2)If the Estimated Purchase Price exceeds the Final Purchase Price, then Seller shall disburse to Parent such excess.
(E)Any amount payable pursuant to Section 2.3(b)(ii)(D) shall be paid, by wire transfer of immediately available funds to the account designated in writing by the recipient thereof within ten (10) Business Days after the determination of the Final Purchase Price.
(F)Payments pursuant to this Section 2.3(b)(ii) shall be treated for all purposes as adjustments to the Purchase Price.
(iii)Until the Final Purchase Price is determined pursuant to this Section 2.3(b), Parent shall and shall cause the AirX Group Companies to (i) provide Seller and its authorized Representatives with reasonable access to the books and records and personnel of the AirX Group Companies; provided that such access does not unreasonably interfere with the conduct of the AirX Group Companies’ business and (ii) cooperate with Seller and its authorized Representatives, including the provision on a timely basis of all information reasonably necessary in connection with analyzing the Closing Statement or any disputed items. In the event that Parent and the AirX Group Companies fail to provide such access and cooperation, as reasonably determined by the Seller, the time periods in respect of the Seller’s obligations set forth in this Section 2.3(b) shall be extended by the length of time it takes Parent and the AirX Group Companies to provide such access and cooperation.

(c)Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the AirX Group Companies in the preparation of the Latest AirX Balance Sheet (except (x) to the extent GAAP would require adjustments that are inconsistent with Latest AirX Balance Sheet for the items described on Schedule 2.3(c) and (y) the Estimated Closing Statement, the Closing Statement and the definitions and calculations contained therein shall be prepared in a manner consistent with the items on Schedule 2.3(c)). Notwithstanding anything else herein, the Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP. In addition, the determination of Closing Working Capital contained in the Estimated Closing Statement and the Closing Statement shall be calculated consistent with the Example Working Capital Statement, except for any changes that are required by the first sentence of this Section 2.3(c) (excluding any adjustments that were agreed to in the Example Working Capital Statement attached hereto and, for the avoidance of doubt, no change may be made with respect to the items on Schedule 2.3(c) or to introduce any pre-Closing Taxes or other item that is not customarily a component of working capital).  In the event that Parent introduces a change pursuant to the immediately preceding exception, if indicated by GAAP, then Parent shall propose a corresponding adjustment to the Target Working Capital in the Closing Statement (using the same practices, procedures, policies and methods used in the calculation of the Target Working Capital as of the date hereof) to ensure an apples-to-apples comparison between the components of Target Working Capital and Closing Working Capital.  In addition, if such change would require the addition of a specified line item of current assets or current liabilities to the Example Working Capital Statement, then, if indicated by GAAP, the Example Working Capital Statement shall be deemed to include such line item for purposes of Closing Working Capital.  Seller may dispute any change made to the Target Working Capital, the Example Working Capital Statement or Closing Working Capital pursuant to this Section 2.3(c) (in addition to all the other components and calculations in the Closing Statement) in accordance with the procedures set forth in Section 2.3(b)(ii)(B), mutatis mutandis.  Parent represents and warrants that, as of the date hereof, it has no knowledge of anything that would permit or cause a change to the Target Working Capital, the Example Working Capital Statement or Closing Working Capital pursuant to this Section 2.3(c) (which representation shall survive the consummation of the transactions contemplated hereby).
(d)Inventory Count Procedures. On or around September 30, 2021, Parent will cause the Company to complete a full physical inventory of all or some AirX Group Companies or divisions in a manner consistent with GAAP and, to the extent consistent with GAAP, the Company’s historical procedures for the taking of a physical inventory count. Parent will then roll backward the inventory number (using Company data) to the Closing Date, which roll backward will take into account any operational or other change that occurred during the period between the Adjustment Time and the taking of the physical inventory. Parent will (or will cause the Company to) provide Seller and its representatives with (i) sufficient notice and opportunity to observe and participating in the physical inventory count of each AirX Group Company and location thereof, (ii) the results of the physical inventory count with reasonable supporting detail, including quantities of each product or each product family, to the extent technically possible without undue or unreasonable effort, promptly following the performance of any physical inventory, and (iii) calculations of the roll-back work detailing the resulting estimated inventory count as of the Adjustment Time with reasonable supporting detail, including to the extent technically possible without undue or unreasonable effort, quantities of each product or each product family, as of such time as compared to the results of the physical inventory count. Parent will consider the comments of Seller and its representative with respect to the results and rollback of the physical inventory count in good faith and reflect the results of the roll-back of the physical inventory count in the Closing Statement. For the avoidance of doubt, nothing in this paragraph shall limit Parents’ right to conduct any other form of recognized procedures for inventory validation.
Section 2.4Payments and other Actions of Parent. At Closing, Parent will make the following payments:
(a)to an account designated in writing by Seller, by wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price, minus the Contingent Payment Escrow Amount;
(b)to an account designated in writing by the Escrow Agent (for deposit into the Contingent Payment Escrow Account and to be held in accordance with the Escrow Agreement), by wire transfer of immediately available funds, an amount equal to the Contingent Payment Escrow Amount;
(c)to the accounts designated in writing by Seller at least three (3) Business Days before the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Closing Indebtedness to be paid off at Closing as provided in the pay-off letters and release letter delivered by the Company pursuant to Section 2.7(a)(vi) owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the AirX Group Companies to repay such Closing Indebtedness, including costs and expenses related thereto; and
(d)to an account designated in writing by the Company at least three (3) Business Days before the Closing Date, by wire transfer of immediately available funds, an aggregate amount equal to all of the Company Expenses (for further distribution by the Company on the Closing Date to the accounts designated in writing by Seller at least three (3) Business Days before the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Company Expenses owing to such Persons).
Section 2.5Withholding. Parent and the Company are entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law; provided, however, that Parent has notified Seller in writing no later than three (3) Business Days prior to the Closing of any such withholding (and Parent shall use commercially reasonable efforts to cooperate with Seller to reduce or eliminate any withholding that otherwise would be required). Amounts withheld pursuant to this Section 2.5 and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.6Contingent Payment Obligation.
(a)Parent shall, and shall cause its Subsidiaries to, (x) comply with all terms and conditions related to the Contingent Payment Obligations and (y) not amend or modify the terms or conditions of any agreements related to the Contingent Payment Obligation (including, for the avoidance of doubt, the Cleer Vision Agreement) without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Parent shall deliver a copy of the proposed Earnout Statement (as defined in the Cleer Vision Agreement) to Seller at least ten (10) Business Days prior to delivering the Earnout Statement to the Seller Representative (as defined in the Cleer Vision Agreement), along with supporting documentation and calculations. Parent will consider in good faith any comments of Seller with respect to the proposed Earnout Statement, including the calculations of the 2021 Consolidated EBITDA (as defined in the Cleer Vision Agreement) and the corresponding Earnout Payment Amount (as defined in the Cleer Vision Agreement). Absent fraud or manifest error and subject to the immediately preceding sentence, any determinations or calculations of Parent and its Subsidiaries made in connection with the Contingent Payment Obligation shall be final, conclusive and binding on the Seller. Parent shall keep the Seller reasonably apprised of the status of review of the Earnout Statement by the Seller Representative, as well as any objections raised thereto and provide Seller with copies of any material communications related thereto, including the Earnout Dispute Notice (as defined in the Cleer Vision Agreement).
(c)After the Earnout Payment Amount has been finally determined in accordance with the Cleer Vision Agreement and this Agreement (the Earnout Payment Amount as so determined being referred to as the “Contingent Payment Final Payment Amount”), Parent and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse (i) to Parent, an aggregate amount of the Contingent Payment Escrow Funds equal to the lesser of (A) Contingent Payment Final Payment Amount and (B) the amount of Contingent Payment Escrow Funds from the Contingent Payment Escrow Account, and (ii) to Seller, the remainder of the Contingent Payment Escrow Funds (if any) in the Contingent Payment Escrow Account.
(d)Parent and its Subsidiaries shall not set-off any indemnity claims under the Cleer Vision Agreement against all or any portion of the Contingent Payment Obligation unless the amount of the Contingent Payment Obligation has been finally determined pursuant to the terms of this Agreement and the Cleer Vision Agreement and Seller has received the funds it is entitled to pursuant to Section 2.6(c).
(e)Payments pursuant to this Section 2.6 shall be treated for all purposes as adjustments to the Purchase Price.

Section 2.7Closing Deliverables.
(a)At the Closing, Company shall deliver to Parent:
(i)a certified copy of the resolutions of the Company’s board of directors and Seller’s sole member, in each case, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(ii)written resignations of each of those directors and officers of the AirX Group Companies requested by Parent at least five (5) days prior to the date hereof;
(iii)the Escrow Agreement, duly executed by Seller;
(iv)the Transition Services Agreement, duly executed by the Seller (or its applicable Affiliate);
(v)certificate(s) representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form of transfer; and
(vi)the Company shall have received and provided Parent with a copy of pay-off letter(s) relating to the Credit Facilities and any other holder of Indebtedness for borrowed money or hedging arrangements that is to be paid on the Closing Date, executed by the Debt Payoff Recipients, in form and substance reasonably acceptable to Parent.
(b)At the Closing, Parent shall deliver to Seller:
(i)a certified copy of the resolutions of Parent’s board of directors (or other governing body) board of directors (or other governing body), authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(ii)the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(iii)the Transition Services Agreement, duly executed by the Parent; and
(iv)a certificate, dated as of the Closing Date, signed under penalty of perjury and in form and substance as required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.
Section 2.8Treatment of Intercompany Amounts. For administrative convenience only and with no effect on the transactions contemplated by this Agreement, (i) the amount required to be wired by Parent pursuant to Section 2.4(a) shall be reduced by the Intercompany

Net Adjustment Amount, (ii) Seller shall be deemed to have contributed to Air Climate Solutions, Inc. (“ACS”) an amount of cash equal to the Intercompany Net Adjustment Amount that, but for clause (i) above, Parent was required to pay to Seller pursuant to Section 2.4(a), and (iii) ACS and the Company shall then be deemed to have used such amount to repay and extinguish any all Intercompany Receivables Amounts and Intercompany Payables Amounts (for the avoidance of doubt, the foregoing is illustrative of net wiring facilitating closing payments). As an illustrative example, if Parent is required to pay Seller $250 million pursuant to Section 2.4(a) and the Intercompany Net Adjustment Amount is $50 million, then Parent shall only be required to actually wire $200 million pursuant to Section 2.4(a) and the Intercompany Receivables Amounts and Intercompany Payables Amounts shall have been repaid in full. For administrative convenience only and with no effect on the transactions contemplated by this Agreement, the portion of any amount required to be paid pursuant to Section 2.3(b)(ii)(D) solely with respect to the Intercompany Net Adjustment Amount shall be deemed paid in exchange for the settlement of the Intercompany Receivables Amounts and Intercompany Payables Amounts underlying such Intercompany Net Adjustment Amount. It is expressly agreed that the intent of the Parties is that all Intercompany Receivables Amounts and Intercompany Payables Amounts are deemed settled as of the Adjustment Time and that Seller and its Affiliates (other than the Company and its subsidiaries) shall have no further obligations or liabilities with respect to such Intercompany Receivables Amounts by virtue of the transactions contemplated hereunder (for the avoidance of doubt, transactions arising after the Adjustment Time will be payable in the ordinary course of business).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding Schedules to Article 3 to this Agreement, the Company and the Seller hereby represent and warrant to Parent as of the date hereof as follows:
Section 3.1Organization; Good Standing; Qualification. The Company (a) has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, (b) is in good standing under the Laws of the State of Delaware, (c) has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and (d) is duly licensed or qualified and, to the extent such concept is applicable, in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except, in the case of clauses (c) or (d), where the failure to be in good standing, to have such corporate power and authority or to be so licensed or qualified would not reasonably be expected to be material to the AirX Group Companies, taken as a whole.
Section 3.2Subsidiaries. The Subsidiaries of the Company (a) have been duly incorporated, formed or organized and are validly existing as a corporation, limited liability company, limited partnership similar entity under the Laws of their respective jurisdictions of organization, incorporation, or formation, (b) are in good standing (to the extent a concept) under the laws of their respective jurisdictions of organization, incorporation, or formation, (c) have the requisite corporate, limited liability company, limited partnership or similar power and authority to own, operate and lease all of their properties, rights and assets and to carry on their business as it is now being conducted and (d) are duly licensed or qualified and, to the extent such concept is applicable, in good standing as a foreign entity in each jurisdiction in which the ownership of their property or the character of their activities is such as to require them to be in good standing or so licensed or qualified, except, in the case of clauses (a) through (d), where the failure to be duly incorporated, formed or organized, in good standing, to have such power and authority or to be so licensed or qualified would not reasonably be expected to be material to the AirX Group Companies, taken as a whole.
Section 3.3Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party and (subject to receipt of the approvals set forth in Section 3.5) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each such Ancillary Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by each other Party hereto and party thereto, as applicable, this Agreement and each such Ancillary Document constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 3.4No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and, except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and each other Ancillary Document to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the charter or the bylaws of the Company, (b) result in any violation, breach or default, or require any filing, registration or qualification, by the Company under any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or material Lease, or (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, except in the preceding clauses (b) through (d), as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole.
Section 3.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act (or other similar foreign Antitrust Laws) and securities laws, (b) as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, and (c) as otherwise disclosed on

Schedule 3.5.
Section 3.6Current Capitalization.
(a)Seller owns of record all of the issued and outstanding capital stock of the Company.
(b)As of the date hereof, there are (i) no calls, options, warrants, rights (including subscription rights and preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the capital stock or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company, and (ii) no equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities of or equity interests in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders have the right to vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.
Section 3.7Capitalization of Subsidiaries.
(a)The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 3.7(a) sets forth all of the outstanding ownership interests of each Subsidiary of the Company. Except as set forth on Schedule 3.7(a), such ownership interests are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable securities laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.
(b)Except as set forth on Schedule 3.7(a) or 3.7(b), there are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, equity appreciation rights, performance shares, contingent value rights, “phantom” equity or similar securities or rights issued by any Subsidiaries of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a) through (c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities and as set forth on Schedule 3.7(b), neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.
Section 3.8Financial Statements.
(a)Attached as Schedule 3.8 are true, correct, accurate and complete copies of (i) audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2019, and the related statements of earnings, statements of comprehensive income (loss), statements of changes in member’s equity and statements of cash flows for the year then ended, together with the auditor’s reports thereon, (ii) audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2020, and the related statements of earnings, statements of comprehensive income (loss), statements of changes in member’s equity and statements of cash flows for the year then ended, together with the auditor’s reports thereon, and (iii) unaudited balance sheet of the Companies and its Subsidiaries as of April 30, 2021, and the related statements of profits and losses for the 12-month period then ended (such balance sheet, the “Latest AirX Balance Sheet”; and, the financial statements described in clauses (i) through (iii), the “Financial Statements”).
(b)The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments, the absence of footnotes, and except as otherwise described on Schedule 2.3(c)).
Section 3.9Undisclosed Liabilities. As of the date of this Agreement, the AirX Group Companies do not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, that is required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected, reserved for or disclosed in the Financial Statements, (b) that have arisen since the date of the Latest AirX Balance Sheet in the ordinary course of business of AirX Group Companies which do not arise from any breach of contract or violation of law, (c) arising in connection with this Agreement or any other Ancillary Document, the performance by any of the AirX Group Companies of its obligations hereunder or thereunder, or the transactions contemplated hereby or thereby, (d) disclosed on Schedule 3.9, or (e) that would not reasonably be expected to be material to the AirX Group Companies, taken as a whole.
Section 3.10Litigation and Proceedings. Except (i) as set forth on Schedule 3.10, and (ii) as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, (a) there are no Actions pending or, to the Knowledge of the Company, threatened in writing against any of the AirX Group Companies or any of their properties, rights or assets, (b) there is no Order imposed upon or, to the Knowledge of the Company, threatened in writing against any of the AirX Group Companies or any of their properties, rights or assets and (c) there is no unsatisfied judgment or any open injunction binding upon any of the AirX Group Companies.
Section 3.11Compliance with Laws. Except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, (a) the AirX Group Companies are, and during the past 24 months have been, in material compliance with all applicable Laws and Orders, (b) during the past 24 months, none of the AirX Group Companies has received any written notice of any violations of applicable Laws, Orders or Permits that remain unresolved, and (c) the AirX Group Companies have not received any written notice threatening any Action alleging any violation of any Law, Order or Permit by any of the AirX Group Companies against the Company or any of its Subsidiaries that is currently pending and unresolved.
Section 3.12Contracts; No Defaults.
(a)Except for the Leases and any such Contract solely by or among the AirX Group Companies, Schedule 3.12(a) sets forth a complete and accurate list of all of the following Contracts to which the any of the AirX Group Companies is a party, other than any Company Benefit Plan:
(i)Contracts with respect to which any of the AirX Group Companies has any liability or obligation during any 12-month period following the date hereof to pay more than $1,000,000 and which is not terminable without material penalty upon not more than ninety days’ notice to the counterparty;
(ii)Contracts for the employment or engagement of any current officer, director, manager, employee or individual independent contractor, which (A) provide for annual base compensation in excess of $100,000, (B) are not terminable upon ninety (90) days’ notice or less without any liability to the Company or any Subsidiary thereof (other than ordinary course severance payments (not to exceed four (4) months’ base salary) payable pursuant to the terms of the severance policy set forth on Schedule 3.13(a)), or (C) contain any non-competition clause, non-solicitation clause, severance, change of control bonus or similar entitlements implicated by entry into this Agreement;
(iii)Contracts or other arrangements that place any material limitation on the method of conducting or scope of the business of the AirX Group Companies, including any Contract that contains any price restriction, exclusivity, non-competition, right of first offer, right of first refusal, “most favored nation” provisions, minimum purchase obligations or rights to purchase or acquire any material asset of the AirX Group Companies or to act as an exclusive (in any manner) supplier to or customer of the AirX Group Companies, in each case, other than those entered into in the ordinary course of business;
(iv)Contracts entered into during the past 24 months with respect to mergers or acquisitions, sales of securities or material assets or investments by the

Company or any of its Subsidiaries (excluding, for the avoidance of doubt, sales of inventory in the ordinary course of business, capital expenditures and activities solely between or among the AirX Group Companies);
(v)Contracts with Governmental Authorities;
(vi)Contracts establishing partnerships, joint ventures, strategic alliances or similar Contracts;
(vii)Contracts relating to any indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or other agreement related thereto;
(viii)Contracts that relate to the settlement or final disposition of any material litigation within the past 24 months pursuant to which the Company is subject to material non-monetary relief or owes monetary payment in excess of $100,000 that are not fully satisfied prior to the Closing;
(ix)Contracts for the licensing by the AirX Group Companies of any (a) material Intellectual Property of a third party (excluding licenses in respect of commercially available, off-the-shelf software) or (b) material Intellectual Property owned by the Company (excluding non-exclusive licenses granted in the ordinary course of business); and
(x)each employee collective bargaining agreement or similar labor Contract with any labor union.
(b)All of the foregoing set forth on Schedule 3.12(a) are collectively referred to herein as “Material Contracts”. The Company has furnished or otherwise made available to Parent true, complete and correct copies of all Material Contracts. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparties thereto). Neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. To the Company’s Knowledge there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute a default or violation of any Material Contract by the Company, or, to the Knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Outside of the Contingent Payment Obligation, all other known payment obligations of Airxcel, Inc. under the Cleer Vision Agreement have been satisfied, including any payment due to the calculation of the Final Purchase Price under the Cleer Vision Agreement.
Section 3.13Company Benefit Plans.
(a)Schedule 3.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material stock purchase, stock option, equity-based severance, employment (excluding at-will offer letters and employment agreements that do not provide severance benefits or that are terminable upon notice of 30 days or less), individual consulting, retention, change-in-control, fringe benefit, incentive, nonqualified deferred compensation and any other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, manager or individual independent contractor of the Company or its Subsidiaries (collectively, the “Company Employees”), other than any Multiemployer Plan or any plan, program or arrangement sponsored by or to which contributions are mandated by any Governmental Entity.
(b)With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the current plan document and any current trust agreement, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.
(c)Each Company Benefit Plan has been administered in material compliance with its terms and all applicable laws, including ERISA and the Code, and all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made.
(d)Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has, at all times while subject to Section 409A of the Code, been operated and maintained in material compliance with, Section 409A of the Code and all applicable guidance thereunder, except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole. No Company Benefit Plan provides any Company Employee with a “gross up” or similar make-whole payment in respect of any Taxes under Sections 409A or 4999 of the Code.
(e)Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to its qualification or (ii) has been established under a preapproved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(f)With respect to any Company Benefit Plan that is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would be reasonably likely to subject the Company or its Subsidiaries to any material Tax, fine, Lien, or penalty imposed by ERISA or the Code. No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any Company Benefit Plan.

(g)Except as set forth on Schedule 3.13(g), neither the Company nor any of its Subsidiaries has an obligation to provide post-employment or post-retirement health, medical, or life insurance benefits to current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other similar applicable Law.
(h)Except as set forth on Schedule 3.13(h), none of the Company nor any of its Subsidiaries sponsors, maintains or is required to contribute to, or has any liability with respect to, (i) a Multiemployer Plan or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.
(i)Except as set forth on Schedule 3.13(i), neither the execution and delivery of this Agreement by the Company, nor the consummation of the Transactions (whether alone or in combination with any subsequent event(s)) is reasonably expected to (i) materially increase, cause the acceleration of payment, funding or vesting of, or result in any material payment of, any compensation or benefits under any Company Benefit Plan, or (ii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.
(j)Except as set forth on Schedule 3.13(j), neither the execution and delivery of this Agreement by the Company, nor the consummation of the Transactions is reasonably expected to (whether alone or in combination with another event) result in any “disqualified individual” receiving any payment that, individually or in the aggregate would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code).
(k)The Suburban Manufacturing Company Pension Plans are frozen and not currently open to new participants.
Section 3.14Employee Matters. As of the date of this Agreement, except as set forth on Schedule 3.14, (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union respecting their employees, and (b) the Company has not received written notice of any and, to the Knowledge of the Company, there are no (y) activities of any labor union to organize any employees of the Company or its Subsidiaries; or (z) material labor disputes or strikes, slowdowns, concerted refusals to work overtime, or work stoppages against the Company. As of the date of this Agreement, (y) neither the Company nor any of its Subsidiaries is delinquent for any material payments for wages, salaries, commissions, bonuses, fees, or other compensation that has become due and payable to current employees of the Company, and (z) there are no material grievances, complaints, or charges before a Governmental Entity with respect to employment, labor, or immigration matters, including but not limited to disputes or allegations of employment discrimination, retaliation, or unfair labor practices, pending or threatened in writing against any AirX Group Company.
Section 3.15Taxes.
(a)The Company and each of its Subsidiaries have filed all income and other material Tax Returns required to have been filed by them on or before the Closing Date and have paid all material Taxes required to be paid by them. Each such Tax Return is true, correct and complete in all material respects.
(a)Neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination with respect to a material amount of Taxes, and to the Knowledge of the Company no such audit or examination is pending
(b)No written claim has been made in the last five years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxation by that jurisdiction, which claim has not been resolved or settled.
(c)Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(d)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, (other than any agreement, the principal purpose of which does not relate to Taxes).
(e)During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(f)Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was an AirX Group Company) or (ii) any liability for the Taxes of any Person (other than an AirX Group Company) under Section 1.1502-6 of the Treasury Regulations, as a transferee or successor or by contract (other than any contract the principal purpose of which does not relate to Taxes).
(g)There are no Liens for Taxes on any asset of the Company or any of its Subsidiaries, other than Permitted Liens.
Section 3.16Insurance. Schedule 3.16 sets forth a list, as of the date of this Agreement, of all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (excluding any Company Benefit Plans or insurance policies underlying any Company Benefit Plans) (collectively, the “Policies”). All of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or, except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies.

Section 3.17Permits. As of the date of this Agreement, each of the AirX Group Companies has all material licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Permits”). Except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, (a) each Permit is valid and in full force and effect, either pursuant to its terms or by operation of Law, and (b) each of the AirX Group Companies is in compliance with the terms of all Permits held by it.
Section 3.18Tangible Property and Assets. Except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, (i) the Company or one or more of its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company or its Subsidiaries and (ii) the tangible assets and properties of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted) and are suitable for their intended use in the ordinary course of business.
Section 3.19Real Property.
(a)Schedule 3.19 sets forth the addresses of all interests in real property owned by the Company and/or its Subsidiaries (the “Owned Real Property”). The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole, neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted to any Person (other than the Company or its Subsidiaries) the right to use or occupy such Owned Real Property. No AirX Group Company has received written notice of any pending and, to the Knowledge of the Company, there is no pending condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation with respect to the Owned Real Property.
(b)Schedule 3.19 sets forth the address of each interest in real property leased by the Company and/or its Subsidiaries (the “Leased Real Property”) and each lease or any other arrangement under which such property is leased (each, a “Lease” and, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Lease is a valid and legally binding obligation of the counterparties thereto). Neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or violation of any Lease and, to the Knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such a default or violation by the Company or any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.
Section 3.20Intellectual Property, Information Technology and Data Matters.
(a)Schedule 3.20(a) sets forth a list of material (i) patents, trademark registrations, copyright registrations, and domain name registrations owned by the Company as of the date hereof and (ii) patent applications, trademark applications and copyright applications owned by the Company as of the date hereof. The Company owns, licenses or otherwise has a right to use, free and clear of all Liens (other than Permitted Liens), the Intellectual Property necessary for the conduct of the business of the Company as currently conducted.
(b)As of the date hereof (i) there are no pending claims by any third party against the Company before any Governmental Entity contesting the use or ownership of any material Intellectual Property owned by the Company, or alleging that the Company is infringing any Intellectual Property of a third party in any material respect, and (ii) there are no claims pending that have been brought by the Company against any third party before any Governmental Entity alleging infringement of any material Intellectual Property owned by the Company. (A) The conduct of the business of the Company as currently conducted does not infringe any Intellectual Property of any third party, and (B) to the Knowledge of the Company, no third party is infringing any material Intellectual Property owned by the Company.
(c)The Company is, and during the past 24 months has been, in compliance with all applicable Laws with respect to data privacy and data protection. There is no Action, in each case, against the Company by any Governmental Entity, with respect to the collection, security, disclosure, or use, of any personally identifiable information by the Company. The Company has taken commercially reasonable efforts designed to protect and maintain the security of the IT Systems and any personally identifiable information maintained by the Company against loss and against unauthorized access, use or disclosure. No unauthorized access to, or unauthorized use or disclosure of, any personally identifiable information maintained by the Company has occurred.
Section 3.21Environmental Matters. Except as would not reasonably be expected to be material to the AirX Group Companies, taken as a whole,
(a)The Company and its Subsidiaries are in material compliance with all applicable Environmental Laws;
(b)the Company and its Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and to conduct the business of the Company and its Subsidiaries as currently conducted;
(c)there are no Actions pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law;
(d)there is no unresolved Order relating to any Environmental Law imposed upon or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets; and
(e)neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any Hazardous Material in violation of any applicable Environmental Laws.

Section 3.22Absence of Changes.
(a)Since the date of the Latest AirX Balance Sheet, there has not been a Company Material Adverse Effect or any event or circumstance that, to the Knowledge of the Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Since the date of the Latest AirX Balance Sheet, except (i) for any actions taken in response to COVID-19 Measures and (ii) in connection with the transactions contemplated by this Agreement and any other Ancillary Document, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their respective properties in the ordinary course of business.
(c)Since the date of the Latest AirX Balance Sheet except (i) for any actions taken in response to COVID-19 Measures, (ii) as reflected in the Financial Statements and (iii) in connection with the transactions contemplated by this Agreement and any other Ancillary Document, through the date of this Agreement:
(i)neither the Company nor any Subsidiary has sold, leased, transferred, disposed of, abandoned or assigned any of its Permits or assets, in each case, that are material to the business of the AirX Group Companies as currently conducted, other than (A) inventory, supplies and other assets sold or used in the ordinary course of business, (B) equipment or other assets that become obsolete or that are damaged or otherwise replaced and (C) other assets with a cost basis of less than $25,000;
(ii)there has not been any change in the Organizational Documents of the Company of any Subsidiary that would be adverse to Parent;
(iii)neither the Company nor any of its Subsidiary has modified in any material respect its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or modified in any material respect the manner in which the books and records of the Company or any Subsidiary are maintained, except as required by any change in GAAP or applicable Law;
(iv)neither the Company nor any Subsidiary has made any material change to the Company’s or any Subsidiary’s accounting methods, principles or practices that materially affects the reporting of assets, liabilities or results of operations, except as required by any change in GAAP or applicable Law;
(v)neither the Company nor any Subsidiary has engaged in any merger, consolidation, liquidation, dissolution or similar transaction (excluding those disclosed pursuant to Section 3.12(a)(iv) or Section 3.12(a)(vi)) or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(vi)neither the Company nor any Subsidiary has made any loan to any third party or related party other than (i) solely between or among the AirX Group Companies and (ii) trade payables in the ordinary course of business;
(vii)neither the Company nor any Subsidiary has entered into or materially amended any collective bargaining agreement with any labor organization or union respecting their employees, except as required by applicable Law;
(viii)neither the Company nor any Subsidiary has effectuated a “plant closing” or “mass layoff” (as those terms are defined under the Worker Adjustment and Retraining Notification Act (“WARN”)) affecting any site of employment or facility or, operating unit within a single site of employment;
(ix)neither the Company nor any of its Subsidiaries has (x) issued, sold or otherwise disposed of any of the Company shares or other any equity interests or securities of the Company or any Subsidiary (other than solely between or among the AirX Group Companies); (y) granted any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Company shares or other equity interests or securities of the Company or any Subsidiary in a way that would be material and adverse to Parent; or (z) materially modified the rights of any of the Purchased Shares or other equity interests or securities of the Company or any Subsidiary in a way that would be adverse to Parent;
(x)except for cash dividends paid or payable in full prior to Closing and except for Tax-related distributions provided for in this Agreement, neither the Company nor any of its Subsidiaries has declared or set aside any dividend or made any distribution on equity interests and securities of the Company or any Subsidiary, or redeemed or repurchased any of the shares or other equity interests or securities of the Company or any Subsidiary;
(xi)neither the Company nor any Subsidiary has created, incurred, assumed or otherwise become liable, or agreed to create, incur, assume or otherwise become liable with respect to, any indebtedness for borrowed money or granted any encumbrance with respect to the any assets, other than (A) in the ordinary course of business, (B) transactions between or among the AirX Group Companies, (C) any Credit Facilities or other Indebtedness set forth on Section 3.12(a)(vii), and (D) any Liens that are being released at Closing; and
(xii)neither the Company nor any Subsidiary has entered into any binding written agreement to do any of the foregoing.
Section 3.23Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person (other than those brokers, finders, financial advisors, investments bankers and other Persons the fees of which will be included in Company Expense) is entitled to any brokerage fee, finder’s fee or other similar fee, commission or other similar payment in connection with the

Transactions based upon arrangements made by any AirX Group Company for which any AirX Group Company or Parent would be liable.
Section 3.24Related Party Transactions. Except for the Contracts set forth on Schedule 3.24, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and benefits and other ordinary incidents of employment (including participation in Company Benefit Plans or as otherwise set forth on Schedule 3.13(a)) and (ii) equity ownership) between the AirX Group Companies, on the one hand, and any Affiliate (other than the AirX Group Companies), officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates (other than the AirX Group Companies) of the AirX Group Companies owns any asset or property (intellectual, real or personal) used in and material to the business of the AirX Group Companies, taken as a whole, except in its capacity as a security holder of the Company or its Affiliates (other than the AirX Group Companies).
Section 3.25EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4, NONE OF SELLER, THE AIRX GROUP COMPANIES OR ANY OTHER PERSON MAKES AND SELLER AND THE COMPANY EXPRESSLY DISCLAIM (ON ITS AND THE AIRX GROUP COMPANIES’ BEHALF) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED SHARES OR OTHER EQUITY SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE AIRX GROUP COMPANIES, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIMS (ON ITS AND THE AIRX GROUP COMPANIES’ BEHALF) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PARENT (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY AND SELLER IN THIS ARTICLE 3 AND THE SELLER IN ARTICLE 4 AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 3 AND ARTICLE 4 SHALL HAVE ANY LEGAL EFFECT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules to this Agreement, Seller represents and warrants to Parent as follows:
Section 4.1Organization; Good Standing; Qualification. Seller (a) has been duly organized and is validly existing as a limited liability company under the Laws of the State of Delaware, (b) is in good standing under the Laws of the State of Delaware, (c) has the requisite limited liability company power and authority to own and to sell, pledge or otherwise dispose of the Purchased Shares and (d) is duly licensed or qualified and, to the extent such concept is applicable, in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except, in the case of each of clauses (b), (c) and (d), where failure to be in good standing, to have such limited liability company power and authority or to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
Section 4.2Due Authorization. Seller has the limited liability company power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party and (subject to receipt of the approvals described in Section 4.5) to perform all obligations required to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each such Ancillary Document to which Seller is a party have been duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement and each such Ancillary Document constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to Enforceability Exceptions.
Section 4.3Title to Acquired Interest. Seller is the sole record and beneficial owner of the Purchased Shares. Seller has good and valid title to the Purchased Shares, free and clear of any Liens.
Section 4.4No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution, delivery and performance of this Agreement and each other Ancillary Document to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the limited liability company agreement of Seller, (b) result in any violation, breach or default, or require any filing, registration or qualification, by Seller under any applicable Law or (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any material Contract to which Seller is a party or otherwise bound, except, in the case of the preceding clauses (b) and (c), for such violations, breaches, defaults, filings, registrations, qualifications, consents, waivers, changes, Liens or revocations that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
Section 4.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Seller with respect to Seller’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act (or similar foreign Antitrust Laws) and securities laws and (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a material adverse effect on the ability of Seller to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof.

Section 4.6Broker’s Fees. No broker, finder, financial advisor, investment banker or other Person (other than those brokers, finders, financial advisors, investments bankers and other Persons the fees of which will be included in Company Expenses) is entitled to any brokerage fee, finder’s fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Seller for which any AirX Group Company or Parent would be liable.
Section 4.7EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 AND THIS ARTICLE 4, NONE OF SELLER, THE AIRX GROUP COMPANIES OR ANY OTHER PERSON MAKES AND SELLER AND THE COMPANY EXPRESSLY DISCLAIM (ON ITS AND THE AIRX GROUP COMPANIES’ BEHALF) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED SHARES OR OTHER EQUITY SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE AIRX GROUP COMPANIES, AND SELLER AND THE COMPANY SPECIFICALLY DISCLAIMS (ON ITS AND THE AIRX GROUP COMPANIES’ BEHALF) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PARENT (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY AND THE SELLER IN ARTICLE 3 AND THE SELLER IN THIS ARTICLE 4 AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 AND THIS ARTICLE 4 SHALL HAVE ANY LEGAL EFFECT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Company and Seller as follows:
Section 5.1Organization and Qualification. Parent (a) has been duly organized and is validly existing as a corporation or limited liability company under the Laws of the State of Delaware, (b) is in good standing under the Laws of the State of Delaware, (c) has the requisite corporate and limited liability company power, as applicable, and authority to own and to sell, pledge or otherwise dispose of its assets and (d) is duly licensed or qualified and, to the extent such concept is applicable, in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except, in the case of each of the preceding clauses (b), (c) and (d), where failure to be in good standing, to have such limited liability company power and authority or to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement.
Section 5.2Authority. Parent has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other proceeding (including by their respective equityholders) on the part of Parent is necessary to authorize this Agreement and the Ancillary Documents to which Parent is a party or to consummate the transactions contemplated hereby or thereby. No vote of Parent’s equityholders is required to approve this Agreement or the Ancillary Documents to which Parent is a party or for Parent to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Parent is a party have been duly and validly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent (assuming this Agreement and the Ancillary Agreement to which Parent is a party have been duly authorized, executed and delivered by the other Persons party thereto), enforceable against Parent in accordance with its terms, subject to Enforceability Exceptions.
Section 5.3No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4, the execution, delivery and performance of this Agreement and each other Ancillary Document to which Parent is a party by Parent, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of incorporation or limited liability company agreement of Parent, (b) result in any violation, breach or default, or require any filing, registration or qualification, by Parent under any applicable Law or (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any material Contract to which Parent is a party or otherwise bound, except, in the case of the preceding clauses (b) and (c), for such violations, breaches, defaults, filings, registrations, qualifications, consents, waivers, changes, Liens or revocations that would not reasonably be expected to have a material adverse effect on the ability of Parent to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof.
Section 5.4Governmental Authorities; Consents. No action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Parent with respect to Parent’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act (or similar foreign Antitrust Laws), and (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a material adverse effect on the ability of Parent to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof.
Section 5.5Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Affiliates for which Seller or any AirX Group Company may become liable.

Section 5.6Financing. Parent has sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Parent related to the transactions contemplated hereby.
Section 5.7Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects, at and immediately after the Closing, none of Parent or the AirX Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay as they become due.
Section 5.8Acknowledgment of Representations by Parent. Parent acknowledges and agrees (i) with the disclaimers set forth in Section 3.25 and Section 4.7 and (ii) that none of Seller, the AirX Group Companies or any of their respective Affiliates or Representatives makes or has made any representation or warranty, either express or implied, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Seller or any AirX Group Company.
ARTICLE 6
COVENANTS
Section 6.1Tax Matters.
(a)Tax Return Procedures.
(i)Parent shall cause the Taxable year of the Company to end on the Closing Date for U.S. federal income Tax purposes, and Parent shall not take any action, or permit any action to be taken, that would prevent the taxable year of an AirX Group Company from ending on the Closing Date for applicable state Tax purposes.
(ii)Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the AirX Group Companies for the 2021 Pre-Closing Stub Period (each, a “2021 Pre-Closing Stub Income Tax Return”). Each such Tax Return shall be prepared in accordance with the past practices of the AirX Group Companies, unless otherwise required by law, and shall reflect each Transaction Tax Deduction to the extent such item is “more likely than not” deductible on such Tax Return. Parent shall provide a draft of each such Tax Return to Seller for its review and comment at least thirty (30) days prior to the proposed filing date of such Tax Return (taking into account applicable extensions) and shall make such revisions to such Tax Returns as are reasonably requested by Seller and comport with the standards set forth in the preceding sentence.
(b)Transaction Tax Assets. Seller shall be entitled to any refund of Taxes that is received, or otherwise recovered (whether directly or indirectly through a right of set off or credit),

by Parent, the Company, or any of their respective Affiliates (including, following the Closing, the AirX Group Companies) in respect of any Pre-Closing Tax Period (each, a “Seller Refund”). Parent shall pay to Seller the amount of any such Seller Refund within thirty (30) days after receipt (in the case of a refund) or use (in the case of a set off or credit) thereof by Parent or any of its Affiliates (including the AirX Group Companies), less, in the case of a refund, the amount of any Taxes imposed on the receipt of such refund and any reasonable documented third-party expenses incurred to obtain such refund.
(i)Parent shall, and shall cause the AirX Group Companies to, use commercially reasonable efforts to pursue and obtain, any Seller Refunds that would result in payments to Seller under Section 6.1(b), including by filing IRS Form 1139 (Corporate Application for Tentative Refund) (or similar form), by filing any 2021 Pre-Closing Stub Income Tax Return and, if any 2021 Pre-Closing Stub Income Tax Return reflects a net operating loss within the meaning of Section 172 of the Code (or any comparable provision of Tax law, including for the avoidance of doubt, business interest under Section 163(j)(2) of the Code) (each, a “Pre-Closing NOL”), by filing a claim for refund of Taxes or amending a historical Tax Return to obtain a refund of Taxes. Parent shall not, and shall not permit its Affiliates (including, following the Closing, the AirX Group Companies) to, waive the carryback of a Pre-Closing NOL or forgo any refund of Taxes or credit that may be generated by the Transaction Tax Deductions or any Pre-Closing NOL (including, to the extent permitted under applicable Law, by carryback such Pre-Closing NOL). For the avoidance of doubt, Parent shall not be obligated to pay any refund of Taxes pursuant to this Section 6.1(b)(i) to the extent such refund was specifically taken into account in the calculation of and increased the Final Purchase Price.
(ii)If Parent, the Company, or any of their respective Affiliates (including, following the Closing, the AirX Group Companies) realize any Tax Benefit, then Parent shall, within thirty (30) days after such realization, cause such amount to be paid to Seller. The Company shall be considered to have realized a Tax Benefit when the applicable income Tax Return reflecting such Tax Benefit is filed. For purposes of this Section 6.1(b)(ii), “Tax Benefit” shall mean any net reduction in Taxes paid by the Parent, the Company, or any of their respective Affiliates (including, following the Closing, the AirX Group Companies) for any taxable period (or portion thereof) beginning after the Closing to the extent attributable to any attributable to Transaction Tax Deductions or Pre-Closing NOL, determined as the difference between (x) the amount of Taxes that such Person would pay without taking into account any Transaction Tax Deductions or Pre-Closing NOL and (ii) the amount of Taxes that such Person actually pays taking into account Transaction Tax Deductions and Pre-Closing NOLs, assuming that such Transaction Tax Deductions or Pre-Closing NOLs are the last items or deduction on any Tax Return. For the avoidance of doubt, Parent shall not be obligated to pay any refund of Taxes pursuant to this Section 6.1(b)(ii) to the extent such refund was specifically taken into account in the calculation of and increased the Final Purchase Price.

(iii)From time to time, upon the reasonable request of Seller, Parent shall make available appropriate personal or external tax advisors to discuss the existence, amount and timing of any expected or potential payments to be made to Seller pursuant to this Section 6.1(b). Parent shall not, and shall not permit its Affiliates (including following the Closing, the AirX Group Companies) to, waive the carryback of a Pre-Closing NOL, amend or re-file any Tax Return, settle any Tax audit or similar proceeding or forgo any refund of Taxes or credit, in each case, if such action could reasonably be expected to reduce any payment to which Seller would be entitled pursuant to this Section 6.1(b).
(c)Tax Claims. Parent shall provide prompt written notice (together with copies of any relevant correspondence) to Seller of any audit, examination, dispute, adjustment or other administrative or judicial proceeding or Action that would reasonably be expected to affect the amount of any amount that otherwise would be payable to Seller pursuant to Section 6.1(b)(i) (each, a “Tax Claim”). If Seller delivers written notice to Parent within thirty (30) days of being receiving notified of a Tax Claim by Parent pursuant to the preceding sentence, then Seller shall be permitted to control such Tax Claim at its sole cost and expense. The Party controlling a Tax Claim (the “Controlling Party”) shall (i) defend or prosecute the Tax Claim diligently and in good faith, (ii) timely inform the non-Controlling Party of all material developments and events relating to such Tax Claim (including providing copies of relevant portions of all written materials relating to such Tax Claim) and otherwise reasonably consult and cooperate with the non-Controlling Party in good faith and (iii) shall not enter into any compromise or settlement of such Tax Claim without the prior written consent of the non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)Specified Tax Matter. If Parent receives any written notice from the Internal Revenue Service of any audit or examination relating to tax return period to which the Specified Tax Matter relates that is postmarked on or prior to June 4, 2022 (a “Specified Tax Proceeding”), then Parent shall provide prompt notice (and in any case within ten (10) days) to Seller. If Seller delivers written notice to Parent within thirty (30) days of being notified of a Specified Tax Proceeding pursuant to the preceding sentence, then Seller shall be permitted to control such Specified Tax Proceeding its sole cost and expense. The Controlling Party with respect to a Specified Tax Proceeding shall (i) defend or prosecute the Specified Tax Proceeding diligently and in good faith, (ii) timely inform the non-Controlling Party of all material developments and events relating to such Specified Tax Proceeding (including providing copies of relevant portions of all written materials relating to such Specified Tax Proceeding) and otherwise reasonably consult and cooperate with the non-Controlling Party in good faith and (iii) shall not enter into any compromise or settlement of such Specified Tax Proceeding without the prior written consent of the non-Controlling Party (not to be unreasonably withheld, conditioned or delayed). If upon the resolution of such Specified Tax Proceeding the Company or one of its Subsidiaries is required to pay Taxes to the Internal Revenue Service, then Seller shall reimburse Parent for the amount of such Taxes to the extent such Taxes relate solely to the Specified Tax Matter and do not exceed $736,314 in the aggregate. For the avoidance of doubt, Parent shall not and shall cause its Affiliates not to directly or indirectly initiate contact with the Internal Revenue Service regarding the Specified Tax Matter.

Section 6.2Indemnification; Directors’ and Officers’ Insurance.
(a)Parent agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each AirX Group Company (collectively, the “D&O Indemnitees”), as provided in such AirX Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing, shall survive the Closing and shall continue in full force and effect and that the AirX Group Companies will, and Parent shall cause the AirX Group Companies to, perform and discharge the AirX Group Companies’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and the Company shall, and Parent shall cause the AirX Group Companies to, advance expenses in connection with such indemnification as provided in such AirX Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the AirX Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of D&O Indemnitees who, as of immediately prior to the Closing or at any time prior to the Closing, were directors, officers, employees or agents of any AirX Group Company, unless such modification is required by applicable law.
(b)Parent hereby acknowledges that certain D&O Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons (other than the AirX Group Companies) (collectively, the “D&O Indemnitors”). For all matters for which the D&O Indemnitors would have been required to indemnify D&O Indemnitees had the claim arisen prior to Closing (i.e., the same scope of indemnity that existed pre-closing shall exist for this post-closing period, nothing more expanded or limited), Parent hereby agrees (i) that the applicable AirX Group Company is the indemnitor of first resort (i.e., their obligations to the D&O Indemnitees are primary and any obligation of the D&O Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnitee are secondary), (ii) the applicable AirX Group Company shall be required to advance the full amount of expenses incurred by any D&O Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement of an D&O Indemnitee to the extent legally permitted and required by the terms of this Agreement or the Governing Documents of any AirX Group Company or other applicable agreements without regard to any rights the D&O Indemnitee may have against the D&O Indemnitors upon receipt of an undertaking by or on behalf of such D&O Indemnitee to repay such amount if it shall ultimately be determined that such D&O Indemnitee is not entitled to be indemnified, (iii) the AirX Group Companies irrevocably waive, relinquish and release the D&O Indemnitors from any and all claims against the D&O Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, and (iv) the D&O Indemnitors are hereby subrogated to the AirX Group Companies with respect to any claim by an D&O Indemnitee for which the AirX Group Companies are primarily responsible under this Section 6.2(b). Parent and the D&O Indemnitees agree that the D&O Indemnitors are express third party beneficiaries of the terms of this Section 6.2(b).
(c)The directors, officers, employees and agents of each AirX Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.2 are intended to be third party beneficiaries of this Section 6.2. This Section 6.2 shall survive the date hereof and shall be binding on all successors and assigns of Parent and the Company.
Section 6.3Documents and Information. After the Closing, Parent and the Company shall, and shall cause the Company and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the AirX Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.
Section 6.4Employee Benefits Matters. During the period beginning on the Closing Date and ending on the nine (9) month anniversary of the Closing (or until the termination date of the relevant employee, if sooner), Parent shall provide, or cause to be provided, to each employee of each AirX Group Company who is employed on the Closing Date and continues to be employed by the Company or any of its Subsidiaries the same salary or hourly wage rate as provided to such employee immediately prior to the Closing Date and with benefits and other compensation (excluding equity arrangements) that are substantially comparable in the aggregate to the benefits and other compensation provided to such employees as of the Closing. Parent further agrees that, from and after the Closing Date, Parent shall and shall cause the Company and its Subsidiaries to grant all of its employees credit for any service with each AirX Group Company or any predecessor entities earned prior to the Closing Date for all purposes under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”) to the same extent and for the same purpose as credited under the comparable Company Benefit Plan as of the Closing, and provided that no duplication of compensation or benefits results. Parent shall allow employees to use the paid time off, vacation, sick leave, and personal leave recognized or established in accordance with the first sentence of this Section 6.4 in accordance with the terms of the AirX Group Company’s policies and programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any paid time off, vacation, sick leave, or personal leave accrued under the applicable plans or policies of the Company and its Subsidiaries on or following the Closing). In addition, Parent shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to for the plan year in which the Closing occurs, (A) cause to be waived all pre-existing condition exclusions and actively-atwork requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Company Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-ofpocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any AirX Group Company any right to continued employment for any period or continued receipt of any specific employee benefit or any rights as a third-party beneficiary by reason of this Section 6.4, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan. Parent agrees that the Company shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.
Section 6.5R&W Insurance Policy. Parent has obtained the R&W Insurance Policy, which policy provides that the R&W insurer waives its rights to bring any claim against the Seller or any of its Affiliates by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against the Seller to the extent arising out of Actual Fraud by the Seller. After the Closing, the Parent agrees that it will not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) that would conflict with the terms described in the immediately preceding sentence without the Seller’s prior written consent.
Section 6.6Seller Restrictive Covenants.
(a)Seller agrees that for a period of five (5) years following the date hereof, Seller and its Subsidiaries shall not, directly compete with the AirX Group Companies with respect to the Purchased Business within the geographic areas supplied by the AirX Group Companies as of the date hereof; provided, however, that each of the following shall not be considered to compete with the AirX Group Companies: (i) the acquisition or owning, on a passive basis, up to (but not more than) five percent (5%) of any class of securities of any Person, and (ii) any and all business conducted by Seller or any of its Subsidiaries (other than the AirX Group Companies) (including HVAC Specialty Holdings, Inc.) with respect to the Retained Business, including any and all growth of such business in the ordinary course of business.
(b)Seller agrees that for a period of five (5) years following the date hereof, Seller and its Subsidiaries shall not, directly or indirectly, solicit for employment any employee of the AirX Group Companies identified on Schedule 6.6(b); provided, however, that (i) general solicitations not directed at employees of the AirX Group Companies and (ii) solicitations by bona fide search firms that have not been directed by Seller to target employees of the AirX Group Companies, in each case, shall not violate this Section 6.6(b).
(c)Seller agrees that for a period of two (2) years following the date hereof, Seller and its Subsidiaries shall hold all Company Confidential Information strictly confidential; provided, however, Seller and its Subsidiaries may (i) disclose such information to their respective Affiliates, and Representatives of the foregoing who have a reasonable need to know such information so long as such Persons agree to keep the information confidential, (ii) disclose such information pursuant to applicable Law, provided, that, except to the extent prohibited by Law, Seller shall promptly notify Parent of the existence, terms and circumstances surrounding any such disclosure, (iii) to the extent such information is used or contemplated to be used in the operation of the Retained Business, use such information in the Retained Business and (iv) disclose such information in any Action arising out of or related to this Agreement. For the avoidance of doubt, L Catterton and its affiliates may disclose general information about the subject matter of this Agreement in connection with their respective fundraising, marketing, informational or reporting activities.
Section 6.7Parent Restrictive Covenants.

(a)Parent agrees that for a period of three (3) years following the date hereof, Parent and its Subsidiaries shall not, directly compete with Seller and its Subsidiaries with respect to the Retained Business within the geographic territory supplied the Retained Business as of the date hereof; provided, however, that each of the following shall not be considered to compete with the Seller and its Subsidiaries: (i) the acquisition or owning, on a passive basis, up to (but not more than) five percent (5%) of any class of securities of any Person, and (ii) any and all business conducted by Parent or any of its Subsidiaries (other than the AirX Group Companies) as of the date hereof, including any and all growth of such business in the ordinary course of business.
(b)Parent agrees that for a period of three (3) years following the date hereof, Parent and its Subsidiaries shall not, directly or indirectly, solicit for employment any employee of the Retained Business; provided, however, that (i) general solicitations not directed at employees of the Seller and its Subsidiaries and (ii) solicitations by bona fide search firms that have not been directed by Parent to target employees of the Seller and its Subsidiaries, in each case, shall not violate this Section 6.7(b).
(c)Parent agrees that for a period of two (2) years following the date hereof, Parent and its Subsidiaries shall hold all Seller Confidential Information strictly confidential; provided, however, Parent and its Subsidiaries may (i) disclose such information to their respective Affiliates, and Representatives of the foregoing who have a reasonable need to know such information so long as such Persons agree to keep the information confidential (ii) disclose such information pursuant to applicable Law, provided, that, except to the extent prohibited by Law, Parent shall promptly notify Seller of the existence, terms and circumstances surrounding any such disclosure, (iii) to the extent such information is used or contemplated to be used in the operation of the Purchased Business, use such information in the Purchased Business and (iv) disclose such information in any Action arising out of or related to this Agreement.
Section 6.8Wrong Pockets. If, on or after the Closing Date, Parent or any Affiliate of Parent (a) receives any remittance from any account debtors with respect to any accounts or other receivable or (b) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to any part of the Seller or its Affiliates’ business (other than that of the Company and its subsidiaries), then, in the case of clause (a), Parent or such Affiliate of Parent, as applicable, shall endorse such remittance to the order of Seller or its Affiliate and forward it to Seller or its Affiliate promptly following receipt thereof or otherwise have such amount promptly delivered to Seller or its Affiliate and, in the case of clause (b), Seller or its Affiliate shall reimburse Parent or such Affiliate of Parent for such payment promptly following notice thereof. If, on or after the Closing Date, Seller or any of its Affiliates (x) receives any remittance from any account debtors with respect to any accounts or other receivable or (y) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to AirX Group Companies, then, in the case of clause (x), Seller or such Affiliate, as applicable, shall endorse such remittance to the order of such AirX Group Company and forward it to such AirX Group Company promptly following receipt thereof or otherwise have such amount promptly delivered to such AirX Group Company and, in the case of clause (y), such AirX Group Company shall reimburse Seller or such Affiliate of Seller for such payment promptly following notice thereof. The parties shall cooperate with each other in connection with the foregoing and to facilitate the transition of collections as promptly as practicable. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any agreement to which they are a party.
ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION
Section 7.1Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Seller, and Parent contained herein shall terminate and be of no further force or effect upon the Closing; provided, that the Fundamental Representations, shall survive the Closing until the third anniversary of the Closing Date, and the representations and warranties set forth in Section 3.25 and Section 4.7 shall survive the Closing indefinitely. The covenants and obligations of the Parties contained herein that by their terms are to be performed at or prior to the Closing shall terminate and be of no further force or effect upon the Closing. The covenants and obligations of the Parties contained herein that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and to the extent that non-compliance with such covenants or obligations is waived in writing by the Parties.
Section 7.2General Indemnification.
(a)Subject to the other provisions of this Article 7, from and after the Closing, Seller shall indemnify, defend and hold each of Parent and/or its respective officers, directors, employees, Affiliates and/or agents (each, a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) actually incurred as a result of (i) any breach of any Seller Fundamental Representation or Company Fundamental Representation and (ii) any breach by Seller of its covenants or agreements contained herein which are to be performed by Seller after the Closing.
(b)Subject to the other provisions of this Article 7, from and after the Closing, Parent shall, and shall cause the Company to, indemnify, defend and hold Seller and its Affiliates, officers, directors, employees, and agents (each, a “Seller Indemnitee” and, together with the Purchaser Indemnitees, collectively, the “Indemnitees”) harmless from any Loss actually incurred as a result of (i) any breach of any Parent Fundamental Representation and (ii) any breach by Parent or the Company of their respective covenants or agreements contained herein which are to be performed by Parent or the Company, as applicable, after the Closing.
(c)The obligations to indemnify and hold harmless pursuant to this Section 7.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 7.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).
Section 7.3Third Party Claims.
(a)If any Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided, that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall, at its sole cost and expense, cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided, that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement. The Indemnified Party shall not, except with the consent of the Responsible Party (which shall not be unreasonably withheld or delayed), enter into any settlement. The Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment.
(b)All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Seller or Parent and the Company, as applicable, (or a duly authorized Representative of such Party) shall (and shall cause the AirX Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
Section 7.4Limitations on Indemnification Obligations. The rights of the Purchaser Indemnitees to indemnification pursuant to the provision of Section 7.2(a) and the rights of the Seller Indemnitees to indemnification pursuant to the provision of Section 7.2(b), as applicable, are subject to the following limitations:
(a)the amount of any and all Losses shall be determined net of (i) any amounts recovered by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection resulting from making any claim thereunder and (ii) any Tax benefits realizable by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, with respect to such Losses;
(b)in no event shall the Purchaser Indemnitees be entitled to recover any Losses pursuant to Section 7.2(a)(i) unless and until the amount of such Losses exceeds $31,625,000 (and then only for such Losses in excess of such amount);
(c)in no event shall the Purchaser Indemnitees or the Seller Indemnitees, as applicable, be entitled to recover Losses pursuant to Section 7.2(a) or Section 7.2(b), as applicable, in excess of an amount equal to the portion of the Purchase Price actually received by Seller hereunder; and

(d)the Purchaser Indemnitees or the Seller Indemnitees, as applicable, shall not be entitled to indemnification pursuant to Section 7.2(a) or Section 7.2(b), as applicable, for any Loss to the extent that (i) prior to the date hereof, the AirX Group Companies recorded a reserve in their consolidated books and records with respect to such Loss or in a general category of items or matters similar in nature to the specific items or matters giving rise to such Loss, (ii) such Loss was taken into account in the Purchase Price as finally determined pursuant to Section 2.3 or if Parent shall have requested a reduction in the Purchase Price in a Notice of Disagreement on account of any matter forming the basis for such Loss or alleged Loss, (iii) the Purchaser Indemnitees or the Seller Indemnitees, as applicable, could have, with commercially reasonable efforts, mitigated or prevented such Loss, or (iv) such Loss results from or is magnified by the action or inaction of any Purchaser Indemnitee or Seller Indemnitee, as applicable, after the Closing.
Section 7.5Exclusive Remedy. Except (i) in the case of Actual Fraud, (ii) with respect to the matters covered by Section 2.3 and (ii) in the case where a Party seeks to obtain specific performance pursuant to Section 8.15, from and after the Closing, the rights of the Parties to indemnification pursuant to the provisions of this Article 7 shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to this Agreement or its subject matter. Subject to the foregoing, to the maximum extent permitted by law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law, in equity or otherwise (including with respect to any environmental, health or safety matters, including those arising under CERCLA or any other Environmental Laws).
Section 7.6Manner of Payment. Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within 15 days after the determination thereof.
ARTICLE 8
MISCELLANEOUS
Section 8.1Entire Agreement; Assignment. This Agreement (including the Schedules and the Confidentiality Agreement) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of Parent and Seller. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void.
Section 8.2Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by reputable overnight courier service), email (followed by reputable overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent or the Company:
THOR Industries, Inc.
601 East Beardsley Ave.
Elkhart, IN 46514
Attention:    Colleen Zuhl
E-mail:        czuhl@thorindustries.com
with a copy (which shall not constitute notice to any of such Persons) to:
W. Todd Woelfer
601 East Beardsley Ave.
Elkhart, IN 46514
E-mail:        twoelfer@thorindustries.com
To the Seller:
c/o AirX MidCo, LLC
3050 N. St. Francis
P.O. Box 4020
Wichita, KS 67204
Attention:     Jeffrey Rutherford
        Debra Jones
E-mail:        jbr@airxcel.com
        ddj@airxcel.com
with a copy (which shall not constitute notice to any of such Persons) to:
c/o Catterton Management Company L.L.C.
599 West Putnam Avenue
Greenwich, CT 06839
Attention:    Marc Magliacano
        Matthew Lischick
E-mail:        Marc.Magliacano@lcatterton.com
        Matt.Lischick@lcatterton.com
and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Joshua Kogan, P.C.
        Andrew Kimball
E-mail:        joshua.kogan@kirkland.com
        andrew.kimball@kirkland.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.3Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
Section 8.4Fees and Expenses. Except as otherwise set forth in this Agreement all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay Company Expenses that are unpaid prior to the date hereof in accordance with Section 2.4; provided, further, that all transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transaction contemplated by this Agreement shall be paid half by Seller and half by Parent.
Section 8.5Construction; Interpretation. The term “this Agreement” means this Stock Purchase Agreement, together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) financial terms shall have the meanings given to such terms under GAAP.
Section 8.6Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 8.7Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.2 and Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 8.8Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 8.9Amendment. This Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent, the Company and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.9 shall be void.
Section 8.10Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 8.11Limitation on Damages. Except as set forth in Section 8.15 and notwithstanding anything else to the contrary set forth herein, no Party shall be liable for any punitive, special, consequential, incidental, indirect, exemplary or remote. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Parent, the Company or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
Section 8.12No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Parent agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, current or future equityholder, Affiliate, director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, current or future officer, agent or employee of Seller or any current or future equityholder or Affiliate of Seller or any past, current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 8.13Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF

THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.14Jurisdiction and Venue. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.2. NOTHING IN THIS SECTION 8.14, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 8.15Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.16Waiver of Conflicts. Recognizing that each of Kirkland & Ellis LLP has acted as legal counsel to Seller and its Affiliates and the AirX Group Companies prior to the Closing, and that each of Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the AirX Group Companies) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with each of Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Parent, any AirX Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any AirX Group Company and each of Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the AirX Group Companies). Accordingly, the AirX Group Companies shall not have access to any such communications, or to the files of each of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the AirX Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the AirX Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the AirX Group Companies) shall hold such property rights and (iii)  Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the AirX Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the AirX Group Companies or otherwise.
Section 8.17Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
COMPANY:
AIRX INTERMEDIATE, INC.

By: /s/ Jeffrey Rutherford
Name: Jeffrey Rutherford
Title: Chief Executive Officer
SELLER:
AIRX MIDCO, LLC

By: /s/ Jeffrey Rutherford
Name: Jeffrey Rutherford
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
PARENT:
THOR INDUSTRIES, INC.

By: /s/ Robert W. Martin
Name: Robert W. Martin
Title: President and CEO

[Signature Page to Stock Purchase Agreement]